EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78379, 333-35484, 333-99251, 333-116062, 333-167256 and 333-182999 on Form S-8 and Registration Statement No. 333-182759 on Form S-3, of our report dated June 17, 2013, relating to the financial statements and supplemental schedule of The Standard 401(k) Plan, appearing in this Annual Report on Form 11-K of The Standard 401(k) Plan for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
June 17, 2013